Exhibit 10.49

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

And 240.24b-2

Commercial Supply Agreement for Exenatide

This Agreement, effective as of December 23, 2003, is made by and among Amylin Pharmaceuticals, Inc. (“Amylin”) having a principal place of business at 9360 Towne Centre Drive, San Diego, CA 92121, and Bachem, Inc., a California corporation (“Bachem”), having a principal place of business at 3132 Kashiwa Street, Torrance, CA 90505. References to any of Amylin or Bachem includes reference to their respective Affiliates.

Whereas, Bachem previously manufactured for Amylin a compound referred to as Exenatide (as defined below).

Whereas, Amylin wishes to engage Bachem to manufacture clinical trial, regulatory registration and commercial supplies of Exenatide on behalf of Amylin.

Whereas, Bachem desires to manufacture for Amylin clinical trial, regulatory registration and commercial supplies of Exenatide; and

Now, Therefore, in consideration of the premises and the mutual covenants and agreements contained herein, Bachem and Amylin agree as follows:

1.             Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

1.1       “Affiliate” of a party hereto means any entity which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such party where “controlling,” “controlled” and “under common control” means the direct or indirect beneficial ownership of at least fifty percent (50%) of the stock, or a fifty percent (50%) or greater interest in the income, of such party or entity, as applicable.

1.2       “Applicable Laws” shall mean all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any governmental authority (including any amendments thereto), applicable to the import, export, manufacture and distribution of Product, including, without limitation, the applicable regulations and guidelines of the FDA and all applicable current good manufacturing practices, including, without limitation, the cGMPs.

1.3       “Bachem Technology” means all technical information, whether tangible or intangible and whether or not patentable, including patents, and any method, procedure, process, assay, composition of matter, trade secret, invention, technology, information or other subject matter, including license application materials and all supporting documents, specifications for materials (including purification techniques), data, information (including information contained in registration dossiers, drug master files and other documents filed with Regulatory Authorities), quality control, validation and equipment necessary or useful for the manufacture, production, scale-up, processing or formulation of Product, which (a) Bachem conceived, reduced to practice, developed or obtained (or which Bachem has the ability to license or sublicense), or (b)

is otherwise necessary or useful in the manufacture of the Product.

1.4       “Batch Production Records” means the lot production records for the Batches manufactured by Bachem pursuant to this Agreement.

1.5       “cGMPs” shall mean then-current Good Manufacturing Practices as specified in ICH Guideline Q7A, the United States Code of Federal Regulations, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

1.6       “Collaboration Partner” means Eli Lilly and Company, with whom AMYLIN has entered into a collaboration arrangement regarding Product.

1.7       “Contaminant” means any substance contained in the Product that (A) causes the Product to fail to meet any Product Specifications, (B) causes the Product to be adulterated within the meaning the Act, (C) is present in the Product at a level that exceeds the level allowed under Applicable Laws.

1.8       “DMF” shall mean a drug master file for Product in the United States (as such term is defined in 21 C.F.R. Part 314.420) or Europe.

1.9     “Effective Date” means the later date of execution written on the execution page of this Agreement.

1.10         “Facility” means the facility in Torrance, California where Product is manufactured by Bachem under this Agreement.

1.11         “FDA” means the United States Food and Drug Administration and any successor entity.

1.12         “Hidden Defect” means a defect in any shipment of Product that could not reasonably be expected to have been found by diligent and adequate inspection by Amylin pursuant to Section 4.1, such as the presence of any Contaminant or failure to follow cGMPs.

1.13         “Materials” shall mean, collectively, all raw materials, ingredients and packaging components required to produce Product in accordance with the Product Specifications.

1.14         “NDA” means a New Drug Application to make and/or sell commercially Product, filed with the FDA (as more fully defined in 21 C.F.R. Part 314.5 et seq.) or with a Regulatory Authority in any jurisdiction outside of the United States, and all amendments and supplements thereto filed therewith.

1.15         “Product” means the bulk drug substance, Exenatide, manufactured under this Agreement.

1.16         “Product Specifications” means the written specifications for Product set forth in Exhibit 1, as amended from time to time in accordance with the Quality Agreement.

1.17         “Purchase Order” means Amylin firm orders for Product under this Agreement issued on Amylin’s form of purchase order.

1.18         “Quality Agreement” means that certain Quality Agreement dated as of the Effective Date between Amylin and Bachem containing, identifying and outlining the specifications, and certain of the technical and compliance terms and conditions, for the manufacture of Product under this Agreement. The Quality Agreement is incorporated into and made a part of this Agreement.

1.19         “Regulatory Approval” means (a) in the United States, approval by the FDA of an NDA for the Product, and satisfaction of any related applicable FDA registration and notification requirements, if any, and (b) in any country other than the United States, approval by Regulatory Authorities having jurisdiction over such country of a single application or set of applications with respect to a Product comparable to an NDA, and satisfaction of any related applicable regulatory and notification requirements, if any, including pricing approvals where applicable, together with any other approval necessary to make, use, import, package, label, market, and sell Product commercially in such country.

1.20         “Regulatory Authority” means the FDA in the United States, or the applicable regulatory agency or entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing, and sale of Product in any country other than the United States.

2.     Purchase and Sale of Product

2.1                  Bachem agrees to manufacture Product using the process described in the Batch Production Records, subject to the terms and conditions of this Agreement.

2.2                  Bachem agrees to manufacture and supply Exenatide in quantities set forth in Purchase Orders submitted by Amylin in accordance with this Agreement. The following table sets forth the quantities of Product that Amylin estimates, as of the Effective Date, that it will purchase during the period commencing [***] and ending [***].

[***]

[***]

Commencing on the Effective Date Amylin will supply to Bachem rolling [***] forecasts containing its estimated requirements of Product, [***]. This may be a fixed amount or a range of quantities. Amylin shall update such forecasts every [***]. Amylin shall submit Purchase Orders specifying the quantity of Product ordered, the required delivery date, and any special instructions. Purchase Orders for delivery of Product in [***], will be issued (A) no later than [***], and (B) at least [***] in advance of the requested delivery date, provided that such [***] lead time may be reduced by [***], if Amylin pre-purchases Materials. The Purchase Orders issued in accordance with this Section 2.2 will be binding on both Seller and Buyer.

2.3           The price for the Product shall be based on [***] as set forth below and includes the costs of Materials and analytical release testing. If Materials’ costs or waste disposal costs change by more than [***], the price for the Product may be adjusted, subject to the parties’ mutual written agreement, to reflect the change in such costs.

Prices will be the following:  [***]

* Based on current specifications. The parties agree that changes to the Product Specifications that are set forth in Exhibit 1 as of the Effective Date to reflect requirements for commercial supply will not result in any change to the prices set forth

* Confidential Treatment Request(ed)

above; provided, however that, if such changes to the Product Specifications reflect process capabilities that are outside the process capabilities demonstrated by Bachem in manufacturing validation batches, then the parties will discuss whether such prices would require adjustment as a consequence.

If certain process improvements can be identified post approval, Bachem and Amylin will jointly decide on a course of action, provided that no change to the manufacturing process for Products may be implemented without Amylin’s prior written approval. Bachem will quote for the work this implementation of changes involves. Amylin can then elect to pursue this option. Any cost savings that ensue from the implementation of these changes would be [***] between the parties.

2.4           Any federal, state, county of municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), license fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product sold pursuant to this Agreement shall be paid by Amylin, provided evidence of such charge is provided to Amylin in writing.

3.     Manufacture of Product

3.1   Changes in the manufacturing site or the materials, equipment, process, or procedures used to manufacture the Products shall be handled by the parties as stated in the Quality Agreement. Bachem shall obtain Amylin’s prior written approval before it implements any such change. Amylin shall have the right to raise with Bachem any perceived deficiencies regarding any aspect of Bachem’s manufacture of Product. In the event that Amylin raises with Bachem any such deficiency both parties will engage in negotiations regarding remedial action. Upon mutual agreement, (A) Bachem shall, at its sole cost, promptly submit to Amylin a written plan to correct any such deficiency and promptly correct any such deficiency to Amylin’s satisfaction, (B) Amylin shall reimburse Bachem for any reasonable incremental one-time costs associated with such changes while any ongoing costs associated with such changes shall be reviewed by the parties and allocated between Amylin and Bachem as mutually agreed upon by the parties at such time. If such corrections are required to bring the Facility into compliance with Applicable Laws, then Bachem shall bear all associated costs.

3.2   Product Specifications may be modified from time to time by written agreement of the parties without the necessity of amending this Agreement. However, no changes in the Product Specifications will be made unless made in accordance with the terms and conditions of the Quality Agreement. If Amylin requests a change in the Product Specifications that would result in a material increase in Bachem’s cost of manufacture, the parties shall discuss what impact, if any, such change should have on the price of Product. If either Bachem agrees to implement such change without additional charge, or Amylin agrees in writing to a proposed price increase to implement such change, the price change shall become effective only with respect to those orders of Product that are manufactured in accordance with the modified Product Specifications.  If a Regulatory Authority requires a change in the Product Specifications that would result in a material increase in Bachem’s cost of manufacture, the parties shall discuss what impact, if any, such change should have on the price of Product and Amylin shall bear the increased cost.

3.3   Bachem and Amylin shall comply with the terms and conditions of the Quality Agreement.  Bachem shall manufacture, package, label, and supply Product in

* Confidential Treatment Request(ed)

accordance with the Product Specifications, cGMPs, the NDA, DMF or other applicable Regulatory Approvals, and all applicable rules and regulations of Regulatory Authorities with jurisdiction over the manufacture, packaging, labeling, use or sale of Product, as they may be amended from time to time. Bachem’s responsibilities and obligations with respect to the manufacture of Products as set forth in this Section 3.3 are hereinafter referred to as the “Manufacturing Requirements.”  Bachem shall perform such quality control testing prior to shipment of Product to Amylin as is required to ensure that the Products delivered to Amylin under this Agreement comply with the Manufacturing Requirements and warranties described in Section 8, which testing shall include, without limitation, the performance of all required release testing and stability testing using the Amylin Test Methods and other tests designated by Amylin as found in Appendix A of this Agreement. Bachem shall perform such tests itself or, with Amylin’s prior written consent, cause to be tested by a third party, each lot of Product before delivery, and shall provide to Amylin (A) a certificate of analysis containing the quality control test results for each such lot, and confirming that each such lot of Product conforms to the Product Specifications (the “Certificate of Analysis”), (B) a Certificate of Conformance confirming that such lot of Product was made in accordance with cGMPs and the process defined in the approved master batch record for such Product, and (C) copies of documents detailing any deviations from any manufacturing processes then in effect (the documents and information described in (A), (B) and (C), the “Bachem Release Documents”). Upon completion of the manufacture and testing of each lot of Product ordered by Amylin under this Agreement, Bachem shall send all the Bachem Release Documents to Amylin. Amylin is entitled to rely on the Bachem Release Documents for all purposes of this Agreement.

3.4   Bachem shall be responsible for obtaining any Materials required for the manufacture of Product, in reasonable quantities consistent with Amylin’s orders for Product and in accordance with the requirements of Section 8.1(H). Bachem shall use and rotate all stock of Materials on a first-in, first-out basis as required by cGMPs. Amylin shall assign lot numbers and retest dates to each lot of Product, and Bachem shall imprint such lot numbers and retest dates on each unit of Product shipped as required by cGMPs.

3.5   Bachem shall keep complete, accurate, and authentic accounts, notes, data, and records pertaining to its manufacture, processing, testing, packaging, storage and distribution of Product, including, without limitation, master production and control records and Product complaint files, in accordance with Applicable Laws. In addition, Bachem shall retain samples of Products and isolated intermediates of each lot manufactured pursuant to this Agreement for a period of five (5) years after Amylin’s acceptance of such lot. The sample size shall be twice the size necessary to conduct quality control testing. Bachem shall retain such records and samples for a period of five (5) years following the date of manufacture, or longer if required by Applicable Laws, and, upon request, shall make available to Amylin and its Collaboration Partner copies of such records and portions of the samples. After such time period, Bachem shall notify Amylin prior to destroying such records and samples and, at Amylin’s request and expense, shall provide such records and samples to Amylin. Bachem shall permit Amylin and its Collaboration Partner and their respective representatives with access during reasonable business hours and after reasonable notice to those areas of Bachem’s manufacturing facilities where Product is manufactured, stored and handled and to manufacturing records, and testing and control records (including without limitation release and stability records), of Product manufactured by Bachem, so that Amylin and its Collaboration Partner and their respective representatives may perform a quality assurance audit of such facilities and activities. Use of all information gained in the course of audits is restricted to the purpose of Quality Assurance. Likewise, Bachem shall grant similar access to governmental regulatory agencies upon reasonable notice so that such agencies can perform inspections of its facilities.

3.6   Bachem shall promptly advise Amylin of any notice or request it receives from a Regulatory Authority or other governmental agency regarding inspection of its facilities relating to its manufacture of Product, and shall permit Amylin and its Collaboration Partner and their respective representatives to attend such inspection. Bachem shall provide to Amylin and its Collaboration Partner all correspondence and reports that it receives from a Regulatory Authority or other governmental agency in connection with the manufacture of Product or with respect to the facility(ies) at which Bachem manufactures Product. Bachem shall retain the right to delete information from these reports that would breach a confidentiality provision with any third party.

3.7   Bachem shall, at its own expense, obtain and maintain the necessary permits required for its manufacture and supply of the Products in accordance with this Agreement, including all required facility licenses.

3.8   Bachem further agrees to use its commercially reasonable efforts to assist Amylin and its Collaboration Partner in obtaining FDA approval of its NDA with respect to Product, as well as approvals from any other government or agency which may be required for the marketing of Product in any country. Bachem specifically agrees to cooperate with any inspection by the FDA or other Regulatory Authority, including but not limited to any inspection prior to approval of Amylin’s or its Collaboration Partner’s NDA. Bachem shall, on a timely basis, provide Amylin and its Collaboration Partner with information in Bachem’s possession relevant to its role as the manufacturer of Products that is reasonably necessary for and relevant to Amylin’s and its Collaboration Partner’s efforts to obtain and maintain Regulatory Approvals for Product. Without limiting the generality of the foregoing, Bachem agrees to establish and maintain a DMF for the Product in accordance with the requirements of the FDA and any other applicable Regulatory Authorities, and to provide Amylin and its Collaboration Partner with letters of access to, and rights to reference, the DMF and any other comparable files. Bachem shall file and establish the DMF in a timely manner to support Amylin’s or its Collaboration Partner’s NDA filing, and shall provide to Amylin and its Collaboration Partner such documentation, data and other information relating to Products as Amylin or its Collaboration Partner may require for submission to Regulatory Authorities. Bachem shall also provide, upon request by Amylin, information concerning its production processes and quality control procedures with respect to Products.

3.9   Each party shall promptly advise the others of any safety or toxicity problem of which such party becomes aware regarding the Product.

3.10 Bachem shall promptly notify Amylin of any problems, supply, or other situations that are likely to adversely affect the production of any Product, or its timely delivery to Amylin in accordance with the Purchase Order therefor. Amylin may participate in the resolution of any such problem or production situation unless Amylin agrees with Bachem that such participation is unnecessary.

3.11    The conditions under which Product is manufactured shall be provided to Amylin and its Collaboration Partner for inclusion in Amylin’s or its Collaboration Partner’s regulatory filings. Bachem further agrees to provide to Amylin and its Collaboration Partner all information regarding any aspect of manufacture of Product that is necessary and related to Amylin’s or its Collaboration Partner’s regulatory filings. Bachem also agrees to authorize the FDA, or other Regulatory Authorities, to inspect any aspect of Bachem’s manufacture of Product.

3.12 The parties agree that Amylin or its Collaboration Partner shall be the sole and exclusive owner of all right, title and interest in and to the NDA filed with the FDA and the other Regulatory Authorities outside of the United States, and that Amylin or its Collaboration Partner shall be the sole and exclusive owner of any Regulatory Approvals related to Product. Bachem shall assist Amylin and its Collaboration Partner in the preparation of all documents necessary to effectuate Amylin’s and its Collaboration Partner’s rights in each NDA and Amylin’s and its Collaboration Partner’s rights to such Regulatory Approvals, and agrees to transfer, effect, confirm, perfect, record, preserve, protect and enforce all rights, title and interests transferred hereunder, at the reasonable request and expense of Amylin.

3.13 Amylin shall disclose to Bachem, or provide Bachem with access to, the test methods specified in the Product Specifications (“Amylin Test Methods”) for Bachem’s use solely to perform its obligations under this Agreement. Bachem understands and agrees that the Amylin Test Methods shall be the sole and exclusive property and Confidential Information (as defined in Section 10) of Amylin. Any and all inventions or discoveries, including without limitation, information, processes, improvements, innovations, suggestions and ideas, whether or not patentable, conceived or reduced to practice by Bachem, alone or with others, that are related to any or all Amylin Test Methods, shall be owned solely and exclusively by Amylin. The terms “conceived” and “reduced to practice” shall be given the meaning of those terms as used and interpreted for 35 U.S.C. § 102 (g). Bachem will promptly notify Amylin of any such invention or discovery.

3.14 During the term of this Agreement, Bachem shall not manufacture any products containing exendin-4 and/or its analogues or derivatives covered by an Amylin patent for any party other than Amylin with the exception of research-grade materials.

4.     Acceptance of Product

Not later than [***] after Amylin’s receipt of all Bachem Release Documents, Amylin shall examine the Bachem Release Documents for the Product’s compliance with the Product Specifications and other warranties in Section 8. Amylin may reject any shipment of Product (or part thereof) that does not conform with the Product Specifications or other warranties in Section 8. If Amylin believes that any such shipment does not comply with the Product Specifications or other warranties, or is otherwise deficient, Amylin shall promptly, but not later than [***] after receipt of all Bachem Release Documents, notify Bachem. Any such notice of rejection shall be in writing and shall indicate the reasons for such rejection. The invoice for any rejected Product shall be cancelled. If no such notice of rejection is received, Amylin shall be deemed to have accepted such shipment upon the expiration of the such [***] period. Notwithstanding the foregoing, if there is subsequently found to be a Hidden Defect in any shipment of Product, Amylin and Bachem shall enter into discussions in good faith as to the handling and disposal of the

* Confidential Treatment Request(ed)

defective shipment, having due regard to where responsibility for such defect lies, with the understanding that Bachem shall be responsible with respect to matters existing prior to delivery of Product to Amylin.

After any notice of rejection is given, Amylin shall cooperate with Bachem in determining whether rejection is necessary or justified. Bachem will evaluate process issues and other reasons for such non-compliance. Bachem shall notify Amylin as promptly as reasonably possible whether it accepts Amylin’s basis for any rejection. If Bachem in good faith disagrees with Amylin’s determination that certain Product does not meet the Product Specifications, such Product shall be submitted to a mutually acceptable third party laboratory. Such third party shall determine whether such Product meets the Product Specifications, and the Parties agree that such third party’s determination shall be final and determinative. The party against whom the third party tester rules shall bear all costs of the third party testing. Whether or not Bachem accepts Amylin’s basis for rejection, promptly on receipt of a notice of rejection of Product, Bachem shall replace such rejected Product, at its cost, within [***]. If the third party tester rules that the lot meets Product Specifications and the other warranties in Section 8, Amylin shall purchase that lot at the agreed-upon price, irrespective of whether Bachem has already replaced it. All replacement product shall be invoiced as well and Amylin is to pay for such product as otherwise provided under the terms of this Agreement. Amylin may not destroy any lot of Product until it receives written notification from Bachem that Bachem does not dispute that the lot fails to meet Product Specifications and that Bachem does not request return of the Product.  Upon authorization from Bachem to do so, Amylin shall destroy the Product received in the rejected delivery promptly at Bachem’s cost and provide Bachem with certification of such destruction. Amylin shall, upon receipt of Bachem’s request for return, promptly return said Product or quality control sample to Bachem, at Bachem’s cost.

4.3   In the event Amylin or its Collaboration Partner shall be required or requested by any Regulatory Authority (or shall voluntarily decide in good faith) to recall any Product, Amylin or its Collaboration Partner shall coordinate such recall. If a recall arises due to Bachem’s negligence, willful misconduct or breach of this Agreement, and does not result from Amylin’s or its Collaboration Partner’s negligence, willful misconduct or breach of this Agreement, then Bachem shall reimburse Amylin and its Collaboration Partner for (i) the purchase price paid by Amylin to Bachem for such recalled Product, and (ii) all of Amylin’s and its Collaboration Partner’s other direct reasonable costs and expenses actually incurred by Amylin or its Collaboration Partner in connection with the recall including, but not limited to, costs of retrieving Product already delivered to customers, costs of replacement Product, costs and expenses Amylin or its Collaboration Partner is required to pay for notification, shipping and handling charges, and all other costs reasonably related to the recall. If a recall is due to any reason other than one that is attributable to Bachem’s negligence, willful misconduct or breach of this Agreement, Amylin or its Collaboration Partner, as applicable, shall pay all of the costs and expenses of the recall.

5.      Shipment and Delivery

5.1.      Bachem agrees to use its commercially reasonable efforts to ensure that Product ordered by Amylin hereunder shall be delivered on the scheduled delivery dates set forth in the relevant purchase orders. Bachem shall prepare Product for shipment and arrange for shipment of Product to a location designated in writing by Amylin. Shipment terms are FCA Bachem’s Facility (Incoterms 2000). All shipments must be accompanied by a packing slip which describes

* Confidential Treatment Request(ed)

the articles, states the purchase order number and shows the shipment’s destination. Bachem agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with Amylin’s instructions. In accordance with Amylin’s written instructions and at Amylin’s expense, Bachem will arrange for the shipment of Product by the carrier designated by Amylin and for appropriate shipping insurance, and Bachem shall ship Product to Amylin in containers reasonably sufficient for delivery of Product in accordance with the Product Specifications.

5.2.      Each delivery of Product shall be governed by the terms of this Agreement, and none of the conflicting terms or conditions of Amylin’s purchase order or Bachem’s purchase order form, acknowledgment or invoice form shall be applicable, except those specifying special shipping instructions and invoice information consistent with this Agreement.

6.      Invoice

6.1   Bachem shall invoice Amylin with a single invoice concurrently with shipment of all Bachem Release Documents to Amylin. Product accepted by Amylin shall be shipped by Bachem to Amylin’s designated ship to address immediately upon Amylin’s acceptance of such Product. Amylin shall pay Bachem net sixty (60) days from the date of their receipt of invoice.

7.         Term and Termination

7.1       This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 7, shall continue in effect for a period of six (6) years thereafter, and shall automatically renew thereafter from year to year unless terminated by either party upon at least two (2) years prior written notice given to the other party at any time after the expiry of four (4) years from the Effective Date.

7.2   This Agreement may be terminated as follows:

a)     Any party may terminate this Agreement immediately upon the bankruptcy or insolvency of another party, Any party may terminate this Agreement by giving the other party one- hundred-twenty (120) days’ prior written notice upon or after the breach of any material provision of this Agreement by the other party if the breach is not cured within the one-hundred-twenty (120) day period following written notice of termination by the non-breaching party. Failure to supply all quantities of Product ordered on the dates specified in an issued Purchase Order shall be considered a material breach. The parties acknowledge that the Collaboration Partner shall have the right, but not the obligation, to cure a breach of any material provision of this Agreement by Amylin if Amylin does not do so.

b)     Amylin may terminate this Agreement (A) by giving Bachem sixty (60) days’ prior written notice upon notice by the FDA or other Regulatory Authority that Bachem is not an approved commercial supplier of Product or failure of Bachem to successfully complete its Pre-Approval Inspection (PAI) or the foreign equivalent in applicable jurisdictions outside of the United States where Product may be distributed, marketed or sold, or (B) by giving Bachem thirty (30) days’ prior written notice in each of the following situations: (i) the FDA notifies Amylin that it will not approve the NDA directed to the Product, (ii) Amylin withdraws the NDA directed to the Product or (iii) Amylin withdraws the Product from the market. If Amylin terminates this Agreement under any of 7.2 (c)(B)(i), (ii) or (iii), then Amylin agrees to reimburse Bachem for its reasonable and documented out-of-pocket costs for Materials and for the direct costs associated with all work in progress related to open Purchase Orders issued by Amylin on or before the effective termination date.

7.3   Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this agreement. The provisions of Sections 3.5, 3.6, 3.12, 7.3, 7.4 and 7.5 and Articles 1, 8, 9, 10, 12, 13, 14 and 15 shall survive termination or expiration of this Agreement.

7.4   In the event that this Agreement is terminated by Amylin pursuant to Section 7.2(a), 7.2(b) or 7.2(c)(i) following the applicable cure period provided in such sections, or in the event of a Force Majeure occurrence that causes Bachem to be unable to supply Products in such quantities as Amylin shall request and in compliance with the delivery periods set forth in issued Purchase Orders and Amylin provides written notice to Bachem of its intent to terminate this Agreement if this situation is not remedied within the one hundred twenty (120) day period following such written notice by Amylin, then Bachem shall provide reasonable assistance to Amylin, at Bachem’s expense, to implement the transfer of manufacturing and testing responsibility for Product to Amylin or its designee. Such reasonable assistance shall include all processes, procedures, know-how and data required to perform all aspects of the site transfer as defined by the FDA under the Changes to an Approved NDA or ANDA guidelines, including assistance of Bachem personnel in compiling and transferring this information, but shall not include the direct efforts of a team of Bachem on-site at the new manufacturing facility. If such on-site personnel commitments are required by Amylin to effectuate the transfer of manufacturing responsibility, then Amylin shall reimburse Bachem for the reasonable and direct expenses of providing such personnel. For purposes of this Section 7.4, Bachem grants to Amylin an irrevocable, exclusive, worldwide fully paid-up royalty-free license to use the Bachem Technology, with the right to grant sublicenses, to make and have made Product, effective upon termination of this Agreement under the circumstances described in the first sentence of this Section 7.4.

7.5 In the event that this Agreement is terminated by Bachem pursuant to Section 7.2(a) or 7.2(b), then Bachem shall provide reasonable assistance to Amylin, at Amylin’s expense, to implement the transfer of manufacturing responsibility for the Products to Amylin or its designee as described in the preceding paragraph.

8.         Representations and Warranties

8.1   Bachem represents and warrants to Amylin, and agrees that, at the time of delivery to Amylin, all Product delivered hereunder: (A) shall be manufactured in compliance with cGMPs, relevant Regulatory Approvals filed by Amylin; (B) shall conform to the Product Specifications in effect at the time of delivery; (C) will not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law or other Applicable Law in which the definitions of adulteration are substantially the same as those contained in the Federal Food, Drug and Cosmetic Act, as such Act and such laws are constituted and effective at the time of delivery or contain any Contaminant; (D) will not be an article which may not, under the provisions of Sections 404, 505 of 512 of such Act, be introduced into interstate commerce; (E) shall conform to all Bachem Release Documents associated with the shipment of the Product; (F) shall be packaged, labeled and shipped in accordance with the Product Specifications in effect at the time of delivery and the terms of this Agreement; (G) shall be free and clear of any lien or encumbrance. Bachem represents and warrants that it shall comply with all Applicable Laws; and (H) shall be manufactured using amino acid derivative starting materials that are synthetic or of plant origin, as confirmed in certification provided to Amylin by Bachem; provided that Product may be manufactured using amino acid derivative starting materials that are not synthetic or if plant origin if Bachem obtains the written approval of Amylin to use such starting materials prior to their use, and provides Amylin certification regarding use of such starting materials that contains additional information regarding extraction, hydrolysis procedures, organs, type of tissue and country of origin of any animal origin amino acids. In addition, Bachem represents and warrants that (A) Bachem and its employees, affiliates and agents have never been debarred, or convicted of a crime for which a person can be debarred, under subsection (a) or (b) of 21 U.S.C. § 335a, and Bachem agrees that it does not now and will not in the future use in any capacity the services of any person debarred under subsection (a) or (b) of 21 U.S.C. § 335a. If during the term of this Agreement, Bachem or any other person performing services hereunder becomes debarred or disqualified, or receives notice of an action or threat of an action with respect to debarment or disqualification, Bachem shall immediately notify Amylin, and (B) to the best of Bachem knowledge as of the Effective Date, the use of the Bachem Technology as contemplated herein does not infringe any intellectual property rights owned by any third party. Except as set forth in this Agreement, Bachem makes no warranties, expressed or implied, with respect to Product, and all other warranties, expressed or implied, including, without limitation, the implied warranties or merchantability and fitness for a particular purpose, are hereby disclaimed by Bachem.

8.2   Each party hereby represents and warrants to the other party that: (a) such party is duly organized, validly existing and in good standing under the laws of the state or other jurisdiction in which it is organized; (b) such party has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms; (d) all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such party in connection with this Agreement have been obtained, except for those which cannot be obtained prior to the filing and approval of the NDA; and (e) the execution and delivery of this Agreement and the performance of such party’s obligations hereunder (i) do not conflict with or violate any law, regulation, order or other requirement of any governmental body, court or administrative or other agency having jurisdiction over such party and (ii) do not conflict with, or constitute a material default or require any consent under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.

8.3   IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER PARTY, WHETHER IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. This paragraph shall not be construed to limit a party’s obligations under Article 9 of this Agreement.

9.     Indemnification

9.1   Amylin shall defend, indemnify and hold Bachem and its Affiliates and their respective employees, directors, officers, shareholders and agents (each, an “Amylin Indemnitee”) harmless against any liability, judgment, demand, action, suit, loss, damage, cost and other expense (including reasonable attorney’s fees) (“Liability”) resulting from any third party claims made or proceedings brought against Bachem to the extent such Liability arises from (i) Amylin’s negligence or willful act or omission in the possession, use, importation, marketing or sale of Product, (ii) Amylin’s material breach of this Agreement, (iii) Amylin’s breach of any representation or warranty set forth in Article 8, or (iv) any repackaging or use by or on behalf of

Amylin of Product after delivery to Amylin by Bachem hereunder, in each case, except to the extent Bachem is obligated to indemnify any Amylin Indemnitee for such claim or proceeding under Section 9.2 below.

9.2       Bachem shall defend, indemnify and hold Amylin and its Collaboration Partner and their Affiliates and their respective employees, directors, officers, shareholders and agents harmless against any Liability resulting from any third party claims made or proceeding brought against Amylin to the extent that such liability arises from (i) Bachem’s negligence or willful act or omission in the manufacture, storage or delivery of Product; (ii) Bachem’s material breach of this Agreement; or (iii) Bachem’s breach of any representation or warranty set forth in Article 8.

Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an “Indemnity Claim”) under Article 9. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party’s defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

9.3    Each party shall at all times comply, through insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement. In addition to the foregoing, each party shall obtain and maintain, occurrence-based or claims made Broad Form Comprehensive General Liability (“BFCGL”) Insurance with a reputable and financially secure insurance carrier(s) having at least an Excellent rating (A- rating or above by A.M. Best). Upon a party’s request, the other party shall provide to such requesting party written evidence reasonably satisfactory to such requesting party of the sufficiency of such other party’s insurance program.

10.      Confidential Information

Confidential Information will be as defined by and treated in accordance with the Confidential Disclosure Agreement dated February 15, 2002 between Amylin and Bachem, a copy of which is attached hereto as Exhibit 2, which shall remain in full force and effect in accordance with its terms. The parties, however, agree that the following shall apply to confidential information disclosed under this Agreement: (A) each party shall use the other party’s confidential information solely for the purposes contemplated under this Agreement, (B) the non-disclosure and confidentiality obligations shall remain in effect during the term of this Agreement and for a period of five (5) years thereafter, and (C) Amylin shall have the right to disclose Bachem’s confidential information, without Bachem prior consent, to Regulatory Authorities in accordance with Article 3 and to Collaboration Partner.

11.   Force Majeure

If the performance by either party of any obligation under this Agreement, other than the payment of money, is prevented or impaired by Force Majeure for any cause beyond the reasonable control of the defaulting party, such party shall be excused from performance so long as such situation continues to prevent or impair performance, provided the party claiming such excuse shall have promptly notified the other party of the existence, nature, duration and other details of such cause and shall at all times use its reasonable efforts consistent with its normal business practices to resume a complete performance. If either party anticipates that a Force Majeure may occur, that party shall notify the other immediately and explain the nature, details and expected duration thereof.

The affected party will advise the other from time to time as to the progress in remedying the situation and as to the time when the affected party expects to resume its obligations and shall notify the other as to the expiration of any Force Majeure as soon as the affected party knows the date thereof.

“Force Majeure” shall mean an event beyond the reasonable control of a party including, but not limited to, fire, flood, sabotage, shipwreck, embargo, explosion, accident, riot, act of governmental authority (including, without limitation, acts relating to raw material or product allocation), acts of God, acts of war, and acts of terrorism.

In the event of a Force Majeure affecting Bachem, Bachem may prorate and allocate manufacturing capacity among its Affiliates, Amylin and Bachem’s other customers, in proportion to purchases of products by such Affiliates, Amylin and other customers during the 12-month period preceding such Force Majeure event Notwithstanding the occurrence of a Force Majeure event, if Bachem shall be unable to supply Products in such quantities as Amylin shall request and in compliance with the delivery periods set forth in this Agreement, Amylin shall be permitted (with no obligation to Bachem) to exercise its rights under Section 7.4 and have another source manufacture Product on Amylin’s behalf using the process described in the master batch records for the Product, and Amylin shall thereafter have no obligation to purchase Products from Bachem until any contractual obligations that Amylin has assumed in connection with obtaining a substitute supply of Products shall have terminated. Amylin shall have no obligation to affirmatively terminate any such contractual arrangements.

12.   Notices

All notices hereunder shall be in writing and shall be delivered personally, mailed by overnight delivery, registered or certified mail, postage prepaid, or given by facsimile and confirmed by any of the foregoing, as follows:

If to Amylin	Amylin Pharmaceuticals
9360 Towne Centre Drive
San Diego, CA 92121
Telefax No: (858) 552-2212
Attn. John Grove
Senior Director

with a copy to the attention of Lloyd A. Rowland, Vice President and General Counsel, at the same address as stated above, Telefax No: 858-552-1936.

If to Bachem	Bachem California
3132 Kashiwa Street
Torrance, CA 90505
Attn. Phillip Ottiger
Telefax No: 310 530 1571

Bachem Americas
3132 Kashiwa Street
Torrance, CA 90505
Attn. Jose de Chastonay
TelefaxNo: 310 530 1571

13.      Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns and successors in interest. Collaboration Partner is an intended third party beneficiary of the provisions of this Agreement specifically referring to Collaboration Partner.

14.      Applicable Law

This Agreement shall be construed, interpreted and governed by the laws of California, excluding its conflicts of laws principles.

15.      Assignment

Neither party shall assign this Agreement or any part thereof without the prior written consent of the other party; provided, however, that either party, without such consent, may assign or sell the same in connection with the transfer or sale of substantially its entire business to which this Agreement pertains, whether by merger, sale of stock, sale of assets, consolidation with another company or otherwise. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder.

16.    Entire Agreement

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto. No subsequent amendment, modification or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

17.    Severability

This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

18.      Waiver - Modification of Agreement

No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties hereto. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

19.      Publicity

In the absence of specific agreement between the parties, neither party shall originate any publicity, news release or other public announcement, written or oral, whether to the public press, to stockholders or otherwise, relating to this Agreement or to performance hereunder, save only such announcement as in the opinion of legal counsel to the party making such announcement is required by law to be made.

20.      Exhibits

All Exhibits referenced herein are hereby made a part of this Agreement.

21.      Counterparts

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

In Witness whereof, the parties have caused this Agreement to be executed by their duly authorized representatives on the later date written below.

- BACHEM Americas -	- Bachem, Inc. -

Jose de Chastonay	Philip Ottiger

Name	Name

Signature	Signature

President	President &CEO, Bachem, Inc.

Title	Title

- Amylin Pharmaceuticals, Inc. -

Name

Signature

Title

[***]

* Confidential Treatment Request(ed)

[***]

* Confidential Treatment Request(ed)

[***]

* Confidential Treatment Request(ed)